Baldwin & Lyons, Inc.
February 15, 2018
Investor Contact: William Vens
investors@baldwinandlyons.com
(317) 429-2554

Baldwin & Lyons Announces Appointment of Steven Bensinger to Board of Directors
CARMEL, Ind. – Feb. 15, 2018 – Baldwin & Lyons, Inc. (NASDAQ: BWINA) (NASDAQ: BWINB), a property-casualty holding company in the transportation and workers' compensation insurance industries, has announced the appointment of Steven J. Bensinger to its Board of Directors, effective immediately.
Steve brings over 40 years of experience within the insurance industry in professional and executive level roles. He is currently a Partner & Senior Advisor at TigerRisk Partners, LLC, a leading risk capital and strategic advisor to the global insurance and reinsurance industries.   Previously, Steve served as Senior Managing Director of Global Insurance Services at FTI Consulting and Executive Vice President and Chief Financial Officer for The Hanover Insurance Group.
Steve spent over six years with American International Group, Inc., holding several leadership positions including Senior Vice President, Treasurer and Controller and serving as Executive Vice President and Chief Financial Officer from March 2005 until October 2008. His additional industry experience includes roles at Chartwell Re Corporation, Trenwick Group Ltd., Skandia America Corporation and Combined Specialty Group, Inc.
"As we continue executing key initiatives that align with our strategic plan for growth, we cannot underestimate the importance of a strong Board of Directors to help guide the direction of our company's future," said Steve Shapiro, Executive Chairman of the Board of Directors at Baldwin & Lyons. "Steve is an extraordinarily knowledgeable and well-rounded professional. With decades of experience in the insurance industry, I am confident that he will be critical in helping guide our company to new heights."
Mr. Bensinger is also a member of the Board of Directors and Chair of the Finance Committee of the International Insurance Society, and a member of the Board of Directors and Strategic Planning Committee of Ronald McDonald House of New York. In addition, he serves on the Boards of Directors of The Doctors Company and Kinsale Capital Group, Inc.
Steve is a graduate of the New York University Stern School of Business and holds a CPA certificate and the CGMA designation.

About Baldwin & Lyons, Inc.
Founded in 1930, Baldwin & Lyons, Inc. is a holding company for specialty property-casualty insurance subsidiaries. Through its subsidiaries, the company provides liability and workers compensation coverage for trucking and public transportation fleets, as well as coverage for trucking industry independent contractors. In addition, the company offers workers' compensation coverage for a variety of classes outside the transportation industry. Baldwin & Lyons is headquartered in Carmel, Indiana.